PREFERRED RESTAURANT BRANDS, INC.
AUDIT COMMITTEE CHARTER

1. Appointment

1.1 The Audit Committee (the "Committee") was appointed by Preferred Restaurant Brands, Inc.'s Board of Directors (the "**Board**") in accordance with Article VII, Section 1(c) and Article IX, Sections 1(a) and 5 of the Company's By-Laws (the "**Corporation's By-Laws**").

1.2 This Charter governs the operations of this Committee.

2. Composition

2.1 The Committee shall consist of five members of the Board, with a majority not being officers or employees of the Company

2.2 Each member of the Committee will meet the independence and experience requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

2.3 Each member of the Committee will be financially-literate, as such qualification is interpreted by the Board in its business judgment, or become financially literate within a reasonable time after appointment to the Committee. The Committee shall designate, subject to Board approval, at least one of its members as an "audit committee financial expert" in accordance with applicable SEC regulations. The designation or determination by the Board of a person as an Audit Committee Financial Expert will not impose on such person individually, on the Committee, or on the Board as a whole, any greater duties, obligations or liability than would exist in the absence of such designation or determination.

2.4 Paul Robichaux shall serve as Chair of the Committee. Ken Antos, Richard Groberg, Donald Porges and Mike Liu shall also serve.

3. Duties and Responsibilities

3.1 The Committee shall have the following duties and responsibilities: (i) discuss with management and monitor the existence of adequate controls over the integrity of the financial reporting process of the Corporation; (ii) recommend to the Board, and monitor the independence and performance of, the certified public accountants retained as outside auditors by the Corporation; (iii) direct and oversee all the activities of the Corporation's internal audit function, including but not limited to management's responses to the internal audit function; and (iv) review and discuss with management its policies and procedures relating to monitoring the Company's compliance with applicable legal and regulatory requirements and the Company's policies, including the Company's Code of Conduct and Ethics. In fulfilling these responsibilities, the Committee shall perform the recurring activities note below:

3.2.1 Oversee and Monitor the Existence of Adequate Controls and the Integrity of the Financial Reporting Process of the Corporation

- Take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk management practices and ethical behavior.
- Oversee the Corporation's financial reporting process on behalf of the Board and report the results of these activities to the Board.
- Discuss with management, the internal auditors and the independent public accountant the adequacy and effectiveness of the accounting and financial controls, including the Corporation's system for monitoring and managing business risk.
- Review and discuss with management and the independent public accountant, the audited financial statements of the Corporation or its subsidiaries, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
- Discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent public accountant under generally accepted auditing standards.
- Review with management and the independent public accountant (if they have reviewed unaudited financial statements), any unaudited financial statements prepared for external distribution, before distribution or publication of such financial statements. The Chair of the Committee may represent the entire Committee for the purposes of this interim review.
- Jointly with the Management Compensation Committee, review FINRA and its subsidiaries annual Form 990s – Return of Organization Exempt from Income Tax – and approve their filing with the IRS.
- Discuss any other matters that the independent public accountant is required to communicate to the Committee under generally accepted auditing standards, in connection with a financial statement audit.
- Meet with the independent auditors, with and without management present, to discuss the results of their annual audit.
- Prepare an audit committee report, consistent with such reports required by the SEC to be included in annual proxy statements for public companies, for inclusion in the Corporation's annual report.
- Make a recommendation to the Board for approval of the financial statements for publication in the Corporation's Annual Report.

3.2.2 Recommend to the Board, and Monitor the Independence and Performance of, the Certified Public Accountants Retained as Outside Auditors by the Corporation

- Establish a clear understanding with management and the independent public accountant, that the independent public accountant is ultimately accountable to the Board and the Committee, and that the Committee has the ultimate authority and responsibility to evaluate and, where appropriate, recommend replacement of the independent public accountant.
- Discuss the independent public accountant's independence from management and the Corporation and the matters included in the written disclosures required by the Independence Standards Board.

- Annually, review and recommend to the Board the selection of the Corporation's independent public accountant. In support of the Committee's annual review of the IPA, management will provide the Committee with the results of its formal survey and assessment of the IPA's performance.
- Set clear hiring policies for employees or former employees of the independent public accountant.
  - Set and follow policies for review and approval of all independent public accountant services and fees, where such policies meet relevant requirements set by the SEC for public traded companies.

3.2.3 Review and Oversee All the Activities of the Corporation's Internal Audit Function, Including But Not Limited to Management's Responses to the Internal Audit Function

- Review and oversee the activities of the organization's internal audit function to ensure the existence of a substantial, independent internal audit staff, which reports directly to the Committee and reviews all aspects of the Corporation and its subsidiaries, including the regulatory and the disciplinary processes, and the Corporation's, and its subsidiaries', systems.
- Although the Internal Audit Department and the Chief Audit Executive shall report directly to the Committee, the Committee may, in its discretion, direct that the Internal Audit Department also report to senior management of the Corporation on matters the Committee deems appropriate and may request that senior management perform such operational oversight as necessary and proper, consistent with preservation of the independence of the internal audit function (*see* Article IX, Section 5(d) of the Corporation's By-Laws).
- Review and approve, at least annually, the Internal Audit Charter and the authority provided to the Internal Audit Department.
- Review and approve, at least annually, proposed internal audit plans for the coming year, the department budget and staff, significant interim changes to the plans, budget or staffing and the coordination of such plans with those of the independent auditors.
- Maintain exclusive authority to: (i) hire or terminate the Chief Audit Executive; (ii) determine the compensation of the Chief Audit Executive; and (iii) determine the budget for the Internal Audit Department (*see* Article IX, Section 5(d) of the Corporation's By-Laws).
- Oversee and monitor the internal audit function's compliance with the Institute of Internal Auditors' ("IIA") Standards for the Professional Practice of Internal Auditing through discussion with the Chief Audit Executive, with management and through obtaining independent reviews as required by IIA Standards.
- Meet separately with the internal auditors, at least quarterly, to discuss matters as necessary to ensure that Internal Audit has the resources and management support necessary to effectively perform its duties.
- Receive and review periodic reports from management on the quality of internal controls in key risk and control areas (e.g., information technology environment, insurable risk management).

- Receive and review summary reports from the internal auditors on the results of internal audits and management's progress in responding to issues identified, and discuss with management any disagreements on the issues or delays in taking corrective actions.

3.2.4 Review and Oversee All the Activities of the Corporation's Ombudsman Function,

- Review and oversee the activities of the organization's Ombudsman function to ensure the existence of an independent Ombudsman staff, which reports directly to the Committee and conducts inquiries and investigation of complaints received from investors, member firms, registered representatives, employees and the general public related to FINRA operations and practices.
- Review and approve, at least annually, the Ombudsman Charter and the authority provided to the Ombudsman Office.
- Review and approve, at least annually, the proposed Ombudsman department budget and staff.
- Meet separately with the Ombudsman, as appropriate to discuss matters as necessary to ensure that the Ombudsman has the resources and management support necessary to effectively perform its duties.
- Receive and review summary reports from the Ombudsman on the results of its investigations, including trends in the numbers of inquiries or complaints received, the nature of issues identified, and any informal recommendations made by the Office to senior management.

3.2.5 Oversee and Monitoring Compliance with Legal and Regulatory Programs, and Ethics Programs Established by Management and the Board

- Discuss with management, the internal auditors and the independent public accountant the adequacy and effectiveness of programs for ensuring legal and ethical compliance.
- Review the activities of and consult with the Corporation's Ombudsman, particularly in circumstances in which management does not adequately respond to actions suggested by the Ombudsman.
- Receive from, and discuss with, management and internal audit, at least quarterly, a report of regulatory examination activities and the results reported from such activities, including management's proposed corrective actions.
- Receive reports from the internal auditors on the results of monitoring and follow-up on implementation of management's corrective actions in response to regulatory examination reports.
- Receive from management, at least annually, a report on ethics programs, to include administration of the programs, proposed changes to policy for the Committee's approval and a summary of violations and corrective actions.
- Conduct an appropriate review of all related-party transactions and business relationships – particularly those types of transactions identified in SEC Regulation S-K, Item 404 – for potential conflict of interest situations and approve all such transactions before FINRA enters into the transaction.

material interest in, or a professional, business or personal relationship with, that member, company or individual, or if such participation shall create an appearance of impropriety. An Audit Committee member shall consult with the General Counsel of the Corporation to determine if recusal is necessary. If a member of the Committee is recused from consideration of a matter, any decision on the matter shall be by a vote of a majority of the remaining members of the Committee (*see* Article IX, Section 5(c))

Approved by the Board of Directors of the Company on

December 8, 2014

Kenneth Antos	Richard Doerner
Richard Gr[illegible]berg - [illegible]	Mike Liu
Herb Press	Paul Robichaux
Gary Smith Jr	Donald Porges

material interest in, or a professional, business or personal relationship with, that member, company or individual, or if such participation shall create an appearance of impropriety. An Audit Committee member shall consult with the General Counsel of the Corporation to determine if recusal is necessary. If a member of the Committee is recused from consideration of a matter, any decision on the matter shall be by a vote of a majority of the remaining members of the Committee (*see* Article IX, Section 5(c)).

Approved by the Board of Directors of the Company on:

December 8, 2014

Kenneth Antos	Richard Doermer
Richard Groberg - as Secretary	Mike Liu
Herb Press	Paul Robichaux
Gary Smith Jr.	Donald Porges

material interest in, or a professional, business or personal relationship with, that member, company or individual, or if such participation shall create an appearance of impropriety. An Audit Committee member shall consult with the General Counsel of the Corporation to determine if recusal is necessary. If a member of the Committee is recused from consideration of a matter, any decision on the matter shall be by a vote of a majority of the remaining members of the Committee (*see* Article IX, Section 5(c)).

Approved by the Board of Directors of the Company on:

December 8, 2014

Kenneth Antos

Richard Groberg - as Secretary

Herb Press

Gary Smith Jr.

Richard Doermer

Mike Liu

Paul Robichaux

Donald Porges